SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            _________________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b), (c) AND (d)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                               (Amendment No. 1)1

                        Lawrence Financial Holdings, Inc.

                                (Name of Issuer)

                     Common Stock, $.01 par value per share

                         (Title of Class of Securities)
--------------------------------------------------------------------------------
                                    519872105
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                  June 10, 2003

             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                   / /   Rule 13d-1(b)
                  /X/    Rule 13d-1(c)
                  / /    Rule 13d-1(d)


--------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
        NAME OF REPORTING PERSONS:     Miller & Jacobs Capital, L.L.C.
1.      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2.
                                                                    (a)     0
                                                                    (b)     0
--------------------------------------------------------------------------------
        SEC USE ONLY
3.
--------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION                        Delaware
4.
--------------------------------------------------------------------------------
5.   NUMBER OF             SOLE VOTING POWER                               0
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
     PERSON WITH
--------------------------------------------------------------------------------
                          SHARED VOTING POWER                              0
                    6.
--------------------------------------------------------------------------------
                          SOLE DISPOSITIVE POWER                           0
                    7.
--------------------------------------------------------------------------------
                          SHARED DISPOSITIVE POWER                         0
                    8.
--------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       0
9.

--------------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.     CERTAIN SHARES*
--------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                 0%
11.
--------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*                                         OO
12.
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
        NAME OF REPORTING PERSONS:           Jeffrey A. Miller
1.      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2.
                                                                    (a)0
                                                                    (b)0
--------------------------------------------------------------------------------
        SEC USE ONLY
3.
--------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION        United States of America
4.
--------------------------------------------------------------------------------
 5.
     NUMBER OF             SOLE VOTING POWER                                  0
       SHARES
   BENEFICIALLY
     OWNED BY
      EACH
    REPORTING
   PERSON WITH
--------------------------------------------------------------------------------
                          SHARED VOTING POWER                                 0
                    6.
--------------------------------------------------------------------------------
                          SOLE DISPOSITIVE POWER                              0
                    7.
--------------------------------------------------------------------------------
                          SHARED DISPOSITIVE POWER                            0
                    8.
--------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          0
9.

--------------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.     CERTAIN SHARES*
--------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     0%
11.
--------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*                                            IN
12.
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
        NAME OF REPORTING PERSONS: Eric D. Jacobs
1.      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2.
                                                                    (a) 0
                                                                    (b) 0
--------------------------------------------------------------------------------
        SEC USE ONLY
3.
--------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION        United States of America
4.
--------------------------------------------------------------------------------
5.    NUMBER OF             SOLE VOTING POWER                              0
       SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
--------------------------------------------------------------------------------
                          SHARED VOTING POWER                              0
                    6.
--------------------------------------------------------------------------------
                          SOLE DISPOSITIVE POWER                           0
                    7.
--------------------------------------------------------------------------------
                          SHARED DISPOSITIVE POWER                         0
                    8.
--------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       0
9.

--------------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.     CERTAIN SHARES*
--------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                 0%
11.
--------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*                                         IN
12.
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:

                           Lawrence Financial Holdings, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                           311 South Fifth Street
                           Ironton, OH 45638

Item 2(a).        Name of Persons Filing:

            (A) Miller & Jacobs Capital, L.L.C., a Delaware limited liability company ("M&J").

            (B)   Jeffrey A. Miller ("Miller").

            (C)   Eric D. Jacobs ("Jacobs").

      M&J, Miller and Jacobs are hereinafter collectively referred to as the "Reporting Persons".


Item 2(b).        Address of Principal Business Office or, if None, Residence:

                 The principal business address of the Reporting Persons is:

                           121 North Wayne Avenue, Suite 103
                           Wayne, PA  19807

Item 2(c).        Citizenship:

                           Miller & Jacobs Capital, L.L.C.: Delaware
                           Jeffrey A. Miller:  United States of America
                           Eric D. Jacobs:  United States of America


Item 2(d).        Title of Class of Securities:

                           Common Stock, $.01 par value per share

Item 2(e).        CUSIP Number:

                           519872105

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
                  Not Applicable

                      (a)           [ ] Broker or dealer registered under
                                    Section 15 of the Exchange Act;

                      (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

                      (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act;

                      (d)           [ ] Investment Company registered under
                                    Section 8 of the Investment Company Exchange
                                    Act;

                      (e) [ ] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                      (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                      (g) [ ] Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);

                      (h) [ ] Saving Association as defined in Section 3(b) of The Federal Deposit Insurance Act;

                      (i) [ ] Church Plan that is excluded from the definition of an Investment Company under
                                    Section 3(c)(14) of the Investment Company
                                    Act;

                      (j)           [ ] Group, in accordance with Rule
                                    13d-1(b)(1)(ii)(J).



Item 4.           Ownership.

            A. Miller & Jacobs Capital, L.L.C

      (a)  Amount beneficially owned:                                         0
      (b)  Percent of Class:                                                  0%
      (c)  Number of shares as to which such person has:

              (i) Sole power to vote or direct the vote:                      0
              (ii)Shared power to vote or to direct the vote:                 0
              (iii)Sole power to dispose or direct the disposition of:        0
              (iv) Shared power to dispose or to direct the disposition of:   0


                  B. Jeffrey A. Miller

       (a)  Amount beneficially owned:                                        0
       (b)  Percent of Class:                                                 0%
       (c)   Number of shares as to which such person has:

           (i) Sole power to vote or direct the vote:                         0
           (ii) Shared power to vote or to direct the vote:                   0
           (iii)Sole power to dispose or direct the disposition of:           0
           (iv) Shared power to dispose or to direct the disposition of:      0


                  C. Eric D. Jacobs

      (a) Amount beneficially owned:                                          0
      (b) Percent of Class:                                                   0%
      (c) Number of shares as to which such person has:

          (i)  Sole power to vote or direct the vote:                         0
          (ii) Shared power to vote or to direct the vote:                    0
          (iii)Sole power to dispose or direct the disposition of:            0
          (iv) Shared power to dispose or to direct the disposition of:       0


Item 5.        Ownership of Five Percent or Less of a Class.

                        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ X ]

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                        Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                        Not Applicable

Item 8.        Identification and Classification of Members of the Group.

                        Not Applicable

Item 9.        Notice of Dissolution of Group.

                        Not Applicable

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 20, 2003

                                    MILLER & JACOBS CAPITAL, L.L.C.


                                    By: /s/ Jeffrey A. Miller
                                    -------------------------
                                          Jeffrey A. Miller
                                          Managing Member

                                    By: /s/ Eric D. Jacobs
                                    -------------------------
                                          Eric D. Jacobs
                                          Managing Member


                                    /s/ Jeffrey A. Miller
                                    -------------------------


                                    /s/ Eric D. Jacobs
                                    -------------------------






                                  EXHIBIT INDEX


Exhibits

            1. Joint Filing Agreement, dated June 20, 2003, by and between Miller & Jacobs Capital, L.L.C, Jeffrey A. Miller and Eric D. Jacobs.

                                    EXHIBIT 1
                                    ---------

                             JOINT FILING AGREEMENT



         The undersigned hereby agree that this Statement on Schedule 13G with respect to the beneficial ownership of shares of Common Stock, par value $.01 per share, of Lawrence Financial Holdings, Inc. is filed jointly, on behalf of each of them.

Dated:  June 20, 2003


                                       MILLER & JACOBS CAPITAL, L.L.C.


                                       By: /s/ Jeffrey A. Miller
                                           ----------------------
                                             Jeffrey A. Miller
                                             Managing Member

                                       By: /s/ Eric D. Jacobs
                                          -----------------------
                                             Eric D. Jacobs
                                             Managing Member


                                          /s/ Jeffrey A. Miller
                                         -----------------------
                                          Jeffrey A. Miller

                                          /s/ Eric D. Jacobs
                                         ----------------------
                                          Eric D. Jacobs